                                  EXHIBIT 11

                Statement Re: Computation of Earnings Per Share


                                                         Three Months                    Nine Months
                                                            Ended                           Ended
                                                  --------------------------     ----------------------------
                                                     Sept 27,     Sept 28,           Sept 27,      Sept 28,
                                                       1998         1997               1998          1997
                                                  --------------------------     ----------------------------
(In thousands, except per share amounts)

Average shares outstanding - Basic                    5,791        5,576              5,787         5,232

Shares issuable upon the exercise of
   outstanding stock options and warrants               109          121                135           120
                                                  --------------------------     ----------------------------

Weighted average shares outstanding - Diluted         5,900        5,696              5,922         5,352
                                                  ==========================     ============================

Net income                                           $1,270       $  955             $3,728        $2,642
                                                  ==========================     ============================

Net income per share - Basic                         $ 0.22       $ 0.17             $ 0.64        $ 0.50
                                                  ==========================     ============================

Net income per share - Diluted                       $ 0.22       $ 0.17             $ 0.63        $ 0.49
                                                  ==========================     ============================
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